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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS CONSENT

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Sandisk Corporation for the registration of 8,138,025 shares of common stock and the registration of $150,000,000 4 1/2% Convertible Subordinated Notes due November 15, 2006, and to the incorporation by reference therein of our report dated January 21, 2002 (except for Note 3, as to which the date is March 5, 2002), with respect to the consolidated financial statements of Sandisk Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                 /s/ Ernst & Young LLP

San Jose, California
April 4, 2002